The New Home Company Inc. Announces Increase and Extension of Unsecured Revolving Credit Facility
Aliso Viejo, CA, May 11, 2016 – The New Home Company Inc. (NYSE: NWHM) (the “Company”) today announced that it amended and restated its senior unsecured revolving credit facility. In connection with the amended and restated agreement, the Company increased the total commitment from $200 million to $260 million and extended the maturity date by one year to April 30, 2019. The facility, which contains certain financial covenants and is governed by a borrowing base, includes an accordion feature which allows the Company to increase the total commitment under the facility up to a maximum aggregate commitment of $350 million, subject to the availability of lender commitments.
Seven lenders are participating in the facility, with U.S. Bank National Association d/b/a Housing Capital Company acting as administrative agent and lead arranger. The other lenders in the facility are Citibank, N.A., Credit Suisse AG, Bank of the West, JP Morgan Chase Bank, N.A., ZB, N.A. d/b/a California Bank & Trust and City National Bank.
John Stephens, Chief Financial Officer, stated, “The increase and extension of this facility is an important step in expanding our capital base as it provides us with additional liquidity to pursue our growth objectives and expand our wholly-owned business. We sincerely appreciate our bank group’s support and look forward to strengthening these valuable relationships as we continue to develop well-located communities in our markets.”
About The New Home Company Inc.
The New Home Company is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company’s website at www.NWHM.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Any statements contained herein that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in the Company’s filings with the SEC. Any of these risks and uncertainties could materially and adversely affect the Company’s results of operations, which would, in turn, have a significant and adverse impact on the Company’s stock price. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.